Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

between

T-Mobile US, Inc., (the “Company”)

and

John Legere (the “Executive”)

Dated February 25, 2015

WITNESSETH:

WHEREAS, Executive entered into an Employment Agreement with T-Mobile USA, Inc., a wholly-owned subsidiary of the Company, dated and effective as of September 22, 2012, which was subsequently amended by an amendment agreement between the Company and the Executive dated October 23, 2013 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement as set forth in this instrument (the “Amendment”) to (i) extend the original term of the Employment Agreement by two years and (ii) reflect changes to the Company’s incentive compensation practices.

NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Extension of the Original Term

The first sentence of paragraph 2 of the Employment Agreement is amended effective as of the date hereof to read as follows:

“The term of the Executive’s employment with the Company under this Agreement shall commence on the Effective Date and continue to the fifth anniversary of the Effective Date (the “Original Term”) and renew and be automatically extended for successive one-year terms (each, a “Renewal Term”) unless notice of non-renewal is given by either party to the other party at least ninety (90) days prior to the end of the Original Term or any Renewal Term.”

2.	Amendment Related to Base Salary

The first sentence of paragraph 3(a) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“The Executive shall be paid a base salary at an annual rate of $1,500,000, which salary shall be earned and payable at such intervals in conformity with the Company’s prevailing practice as such practice shall be established or modified from time to time.”

3.	Amendment Related to Annual Performance Bonus

Paragraph 3(b) of the Employment Agreement is amended in its entirety effective as of the date hereof to read as follows:

“(b)	Annual Performance Bonus. For each fiscal year of the Company during the Term beginning on or after January 1, 2015, the Executive shall have the opportunity to earn an annual lump sum cash performance bonus targeted at not less than $3,000,000, with a maximum award equal to 200% of the target, to be determined annually by the Committee based on performance goals established by the Committee in accordance with standard Company practices after consultation with the Executive. Such performance goals shall be established by the Committee generally by no later than March 31 of the applicable performance year. Payment of any performance bonus earned for a year shall be subject to the terms and conditions of the applicable bonus plan and made after the Committee determines performance results and at the same time as annual performance bonuses are paid to other senior managers of the Company, generally as soon as practicable following completion of the applicable performance year (but not later than March 15 of the year following the applicable performance year). Notwithstanding the foregoing, for 2012, the annual performance bonus shall be a guaranteed cash payment amount equal to $415,068, shall not be subject to specific performance goals, and shall be payable on or before March 15, 2013. Except as otherwise expressly provided by paragraph 5 below, the Executive must remain continuously employed with the Company through the applicable bonus payment date in order to earn the right to payment of the bonus, and any termination of employment before such bonus payment date shall result in cancellation of any right or entitlement to any such bonus. Notwithstanding any provision herein to the contrary but subject to the provisions of paragraph 5 below, annual performance bonus awards made after April 30, 2013 shall be under, and subject to the terms of, the Incentive Plan, including provisions regarding treatment of any outstanding awards in connection with a Change in Control, which terms shall be no less favorable than applicable to all other Executive-Level Employees of the Company.”

4.	Amendments Related to Long-Term Incentive Awards

The last sentence of Paragraph 3(c) of the Employment Agreement is replaced in its entirety by the following two sentences effective as of the date hereof:

“To the extent that a Legacy LTIP Award (as defined in paragraph 5(a)(iii) below) otherwise provides for payment of amounts upon the occurrence of a Change in Control Event in advance of the normal payment date and without regard to a termination of employment (“LTIP Single Trigger Payment Provisions”), then, except with respect to LTIP performance periods that have ended prior to the date of the Change in Control Event (in which case this sentence shall be inapplicable), (i) the LTIP Single Trigger Payment Provisions for the Legacy LTIP Award shall be disregarded with respect to the Executive, (ii) outstanding Legacy LTIP Awards with unexpired performance periods as of the date of the Change in Control Event shall remain outstanding, (iii) the Company (or its successor) shall make equitable adjustments to the applicable performance goals for such awards, and (iv) the applicable awards shall be paid on the dates they would have been paid as provided above had no such Change in Control Event occurred, unless the Executive’s termination of employment has occurred prior to such date, in which case the amount payable with respect to such Legacy LTIP Awards shall be determined and paid in accordance paragraph 5 below. Notwithstanding the preceding provisions of this paragraph 3(c), and without limitation upon the Executive’s rights under LTIP or Incentive Plan awards granted prior to 2015, for each calendar year during the Term beginning on or after January 1, 2015, the Company shall provide the Executive with a long-term incentive award or awards under the Incentive Plan, in such form and on such terms as the Committee may determine that are no less favorable than applicable to the Company’s other

Executive-Level Employees, in an aggregate target value on the grant date of not less than $12,000,000. For the avoidance of doubt, (x) the mix of such awards may be different for the Executive than for other Executive-Level Employees and (y) Good Reason as provided under paragraph 4(d)(i) below shall not be triggered if the Company complies with the preceding sentence. The Company shall cause the performance-vesting restricted stock unit award granted to the Executive on June 10, 2013, which is otherwise scheduled to vest on December 31, 2015 subject to performance results, to be paid to the Executive on December 31, 2015 (and included in the Executive’s taxable wages for 2015), to the extent earned based on performance and subject to the other vesting terms and conditions of such award.”

5.	Amendment Related to Business Expenses

The first sentence of paragraph 3(f) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“The Executive shall be reimbursed, in a manner consistent with the policies of the Company, for all reasonable business expenses incurred in the performance of Executive’s duties pursuant to this Agreement, to the extent such expenses are substantiated in writing, and are consistent with the general policies of the Company relating to the reimbursement of expenses of Executive-Level Employees of the Company.”

6.	Compensation Recoupment Policy

The following paragraph (i) is added to the end of paragraph 3 of the Employment Agreement effective as of the date hereof:

“(i)	Compensation Recoupment Policy. The Executive acknowledges and agrees that any incentive compensation provided by the Company to the Executive under this Agreement or otherwise may be subject to recovery by the Company under and in accordance with the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as the same may be amended from time to time.”

7.	Amendments Related to Tax Assistance

The following paragraph (j) is added to the end of paragraph 3 of the Employment Agreement effective as of the date hereof:

“(j)

Valuation and Tax Advice. Promptly following the execution of Amendment No. 2 to the Agreement, and thereafter, whether before or after the Executive’s termination of employment from the Company, in the event that any payments or benefits from the Company to the Executive are or may become subject to excise taxes under Section 4999 of the Code, within 20 days after receiving a request for such assistance from the Executive, the Company’s current independent public accounting firm, or such other nationally recognized public accounting firm as the parties may mutually agree, may be engaged by the Executive to provide valuation and tax advice to the Executive with respect to payments and benefits that are or may become payable under this Agreement in the event of a Change in Control. Such advice shall include the provision of a report showing the amount of such excise taxes that may become payable by or on behalf of the Executive, along with detailed supporting calculations. All fees and expenses of such accounting firm shall be borne by the Company.”

8.	Amendments Related to the Termination Provisions for LTIP Awards

(a)	Paragraph 5(a)(iii) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“(iii)	Any earned, vested but unpaid Tranche Vesting portion of any LTIP award made before April 30, 2013 (a “Legacy LTIP award”) for any prior calendar year, payable in a single lump sum as soon as practicable (but not more than sixty (60) days) after the Termination Date; plus”

(b)	Paragraphs 5(b)(v) through (vii) of the Employment Agreement are amended effective as of the date hereof to read as follows:

“(v)	The amount of any Tranche Vesting or Cliff Vesting portion of any Legacy LTIP award that was earned based on performance for the last completed year or last completed performance period, as applicable, preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date; plus

(vi)	A pro rata portion of any Tranche Vesting portion of any Legacy LTIP award being earned based on performance for the year in which the Termination Date occurs, at target and based on the number of days in the year through the Termination Date divided by 365; plus

(vii)	A pro rata portion of any Cliff Vesting portion of any Legacy LTIP award being earned for a performance period in which the Termination Date occurs, at target and based on the number of days in the performance period through the Termination Date divided by 1,095; plus”

(c)	The following paragraph 5(b)(viii) is added to the Employment Agreement effective as of the date hereof:

“(viii)	For any LTIP or other equity awards made after April 30, 2013 under the Incentive Plan, and unless the applicable award agreement provides better treatment, (A) for any outstanding award that is not subject to any performance vesting condition as of the Termination Date, pro rata vesting of the outstanding award as of the Termination Date (which would include vesting of the next scheduled vesting tranche for awards vesting annually), and (B) for any outstanding award that is subject to any performance vesting condition as of the Termination Date, pro rata vesting based on the portion of the applicable performance period completed through the Termination Date and subject to adjustment for actual performance results for the performance period, payable following the performance period at the same time such performance-based awards are payable to other employees whose employment was not terminated.”

(d)	The proviso in the last paragraph of paragraph 5(b) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“…. provided (A) the Executive is then in compliance with his ongoing obligations to the Company set forth in the Restrictive Covenant and Confidentiality Agreement referenced in paragraph 6 below, (B) the amount payable under clause (iv) for performance during 2014 or any later year shall be made at the same time other annual performance bonuses are paid to executives after a determination of performance results by the Committee (but no later than the 15th day of the third calendar month following the end of the applicable fiscal year), and (C) the amount for performance-based LTIP or other equity awards that are earned based on performance as described in clause (viii) above shall be payable at such time as provided in clause (viii).”

(e)	Paragraphs 5(c)(v) through (viii) of the Employment Agreement are amended effective as of the date hereof to read as follows:

“(v)	The amount of any Tranche Vesting or Cliff Vesting portion of any Legacy LTIP award that was earned based on performance for the last completed year or last completed performance period, as applicable, preceding the Termination Date that is unpaid as of the Termination Date, irrespective of whether the Executive is employed on the normal payment date; plus

(vi)	A pro rata portion of any Tranche Vesting portion of any Legacy LTIP award being earned based on performance for the year in which the Termination Date occurs, at target and based on the number of days in the year through the Termination Date divided by 365; plus

(vii)	A pro rata portion of any Cliff Vesting portion of any Legacy LTIP award being earned for a performance period in which the Termination Date occurs, at target and based on the number of days in the performance period through the Termination Date divided by 1,095; plus

(viii)	The difference between (A) the full amount, at target, of any Tranche Vesting or Cliff Vesting portions of outstanding Legacy LTIP awards that have not yet become earned based on performance as of the Termination Date minus (B) the amounts payable under clauses (vi) and (vii) above, plus”

(f)	The following paragraph 5(c)(ix) is added to the Employment Agreement effective as of the date hereof:

“(ix)	For any LTIP or other equity awards made after April 30, 2013 under the Incentive Plan, vesting of any outstanding awards for a Change in Control-related termination of employment shall be determined under and in accordance with the terms of the Incentive Plan and applicable award agreement, which terms shall be no less favorable than applicable to all other Executive-Level Employees of the Company; provided, however, that for any such award granted after January 1, 2014, the payout shall not be less than target for any performance-vesting award that is assumed, converted or replaced in the Change in Control if the Executive remains employed with the Company through the end of the applicable performance period”

(g)	The proviso in the last paragraph of paragraph 5(c) of the Employment Agreement is amended effective as of the date hereof to read as follows:

“… provided, however, that (A) in case of a Termination Date that occurs during the Protected Period but before the consummation of the Change in Control Event, the amount set forth in clause (iv) above for performance during 2014 or any later year shall not be paid until the earlier of (I) within ten days following the consummation of the Change in Control Event or (II) the time when other annual performance bonuses are paid to executives after a determination of performance results by the Committee (but no later than the 15th day of the third calendar month following the end of the applicable fiscal year), (B) the amount set forth in clause (viii) above shall not be paid prior to the consummation of the Change in Control Event and shall be paid within ten days of the consummation of the Change in Control Event, and (C) the amount payable for LTIP and other equity awards under clause (ix) above shall be payable at such time as specified in the Incentive Plan and applicable award agreement. If the Change in Control Event is not consummated, the amount set forth in clause (viii) above shall not be paid and shall be forfeited.”

(h)	Paragraphs 5(d)(iv) and (v) of the Employment Agreement are amended effective as of the date hereof to read as follows:

“(iv)	The amount of any Tranche Vesting or Cliff Vesting portion of a Legacy LTIP award that was earned based on performance for the last completed year or last completed performance period, as applicable, preceding the Termination Date that is unpaid as of the Termination Date; plus

(v)	The payment for certain outstanding Legacy LTIP awards in accordance with, and subject to, the provisions of Section 4.7 of the LTIP; plus”

(i)	The following paragraph 5(d)(vi) is added to the Employment Agreement effective as of the date hereof:

“(vi)	For any LTIP or other equity awards made after April 30, 2013 under the Incentive Plan, vesting of any outstanding awards shall be determined under and in accordance with the terms of the Incentive Plan and applicable award agreement, which terms shall be no less favorable than applicable to all other Executive-Level Employees of the Company.”

(j)	Paragraph 5(g)(iii) of the Employment Agreement is re-designated as paragraph 5(g)(v), and the following new paragraphs 5(g)(iii) and (iv) are added to the Employment Agreement, all effective as of the date hereof:

“(iii)	“Executive-Level Employee” means an “executive officer” of the Company (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934).

(iv)	“Incentive Plan” means the T-Mobile US, Inc. 2013 Omnibus Incentive Plan, as in effect from time to time (and any successor plan thereto).”

9.	Amendments Related to Extension of Non-Compete

The following new sentence is added at the end of paragraph 6 of the Employment Agreement as a new final sentence, which shall also be treated as an amendment to the Restrictive Covenant and Confidentiality Agreement executed by the Executive on September 27, 2012, all effective as of the date hereof:

“Notwithstanding any other provision of the Restrictive Covenant and Confidentiality Agreement to the contrary, the duration of the post-termination “Restricted Period” as defined in the first sentence of paragraph 4 of such Agreement is increased from one year to two years and the last sentence of paragraph 4 of such Agreement is deleted.”

10.	No Other Changes

Except as expressly or by necessary implication amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

T-Mobile US, INC.

By:	/s/ Larry L. Myers
Name:	Larry L. Myers
Title:	Executive Vice President, Human Resources

Executive

/s/ John Legere
John Legere

SIGNATURE PAGE FOR AMENDMENT NO. 2

TO EMPLOYMENT AGREEMENT

DATED FEBRUARY 25, 2015